Exhibit 99.1

NEWFIELD EXPLORATION TO ACQUIRE ROCKY MOUNTAIN ASSETS
Significant asset divestiture program underway

FOR IMMEDIATE RELEASE

Houston -- May 14, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced that it has signed an agreement to acquire the Rocky Mountain assets of Stone Energy for $575 million. The assets expand Newfield’s existing presence in the Uinta Basin and provide an entry into large developments in many of the Rocky Mountain’s most active areas. This acquisition will add nearly 600,000 net acres.

Upon completion of the transaction, Newfield will acquire proved reserves of 200 Bcfe and probable and possible reserves of more than 150 Bcfe. The proved reserves are 70% natural gas and are 52% developed. In addition to the existing proved, probable and possible reserves, significant upside exists through further field downspacing, secondary recovery, deep gas potential and the development of emerging resource plays. Current net daily production is approximately 40 MMcfe/d. These are long-lived assets and the proved reserves have a reserve life index of nearly 15 years. Subject to customary conditions, the transaction is expected to close in June 2007.

“We entered the Rockies in 2004 with our acquisition of the giant Monument Butte Field in the Uinta Basin,” said David A. Trice, Newfield Chairman, President and CEO. “Since that time, we’ve grown production more than 40% and doubled our acreage position in the Uinta while looking for the ‘right’ transaction to significantly increase our footprint in the Rockies. Today’s announcement does just that! We are acquiring quality reserves in fields with development drilling opportunities. But just as important, it provides a stepping stone to build a business in the region’s major producing areas. We are confident that the Rockies will be an important part of future U.S. gas supply and we are better positioned to be a major producer in the region.”

“We plan to finance this transaction initially with our credit agreement and ultimately through asset divestitures,” Trice added. “We intend to market our assets in Bohai Bay, China, our properties in the U.K. North Sea and some smaller packages along the onshore Texas Gulf Coast and in the Mid-Continent, as well as some properties in the shallow water Gulf of Mexico. We are excited about the ‘new’ Newfield and our prospects to add future value for our shareholders.”

Asset Highlights:

Green River Basin - More than half of the proved reserves included in the package are located in the Pinedale Field in the prolific Green River Basin in Sublette County, Wyoming. There are 28 industry rigs running in this area today. Through the acquisition, Newfield will own interests in approximately 8,000 gross acres (4,000 net acres) in the southeastern portion of the anticline. Since 2002, less than 30 wells have been drilled on this acreage. Net daily production is 12 MMcfe from 27 producing wells. Based on ongoing regional activity, Newfield sees the potential for approximately 100 additional locations as field spacing is decreased to 20 acres and eventually 10 acres.

Approximately 15% of the proved reserves included in the package are located in the premier Jonah Field. There are 15 industry rigs running in this field today. Current net production is approximately 8 MMcfe/d from 17 producing wells. Newfield has identified an inventory of more than 40 development locations on 10 and five-acre well spacing.

Williston Basin - The package includes approximately 35 Bcfe of proved reserves and 75,000 net acres in the Williston Basin of Montana and North Dakota. Current net production is approximately 2,200 BOEPD from about 140 producing wells. Drilling opportunities targeting the Bakken, Madison and Red River formations have been identified. Newfield currently holds 65,000 net acres in the Williston Basin associated with its Big Valley, Watford and Arnegard prospect areas.

Powder River Basin - Approximately 12 Bcfe of the proved reserves to be acquired are located in the Scott Field of the Powder River Basin (Converse County, Wyoming). Newfield will acquire an interest in 14,000 net acres and will have an average working interest of nearly 85%. Newfield has identified additional development drilling and recompletion opportunities in the field. In addition, deep exploration rights exist on 28,000 net acres (held-by-production) throughout the basin, which are prospective for developing resource plays.

Uinta Basin - Newfield operates the shallow Green River formations in its Monument Butte Field, located in northeast Utah (acquired in 2004). The field covers about 100,000 gross acres. Newfield will acquire Stone’s interest (which averages about 40%) in the deep gas rights beneath Monument Butte. Since 2005, Newfield has participated in five deep gas wells in the southeast portion of the field. These wells have all been successful and additional drilling will take place in 2007. Through this transaction, Newfield will own a majority of the deep rights below Monument Butte. Substantially all of the acreage is held by production.

In addition to the areas described above, this transaction also provides additional exploration opportunities in the following regions: the Wind River Basin of Wyoming; the Southern Alberta Basin in Glacier County, Montana, the Uinta Basin in Carbon County, Utah; and the Northern Denver-Julesburg (DJ) Basin in Platte County, Wyoming.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation today include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding estimated reserves associated with the properties to be acquired, future drilling plans and opportunities associated with the properties to be acquired, sources of financing for the acquisition, the anticipated closing date for the acquisition and proposed divestitures are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. The acquisition is subject to closing conditions that, while customary, may not be satisfied. Failure to satisfy these conditions or delay in satisfying these conditions could result in the termination of transaction or delay the closing of the transaction. Drilling plans and opportunities and recoverable reserves may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Completion of Newfield’s proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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